Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation, by reference, in this Registration Statement of MariMed Inc. (the “Company”) on Form S-8 of our report dated March 3, 2023 relating to the consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes, as appearing in the annual report on Form 10-K of the Company for the years ended December 31, 2022 and 2021. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ M&K CPA’s, PLLC

Houston, TX
March 3, 2023